EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 26, 2007

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED
FIRST QUARTER 2007 RESULTS

	First Quarter
	2007	2006	%
Net Income
$ Millions	9,280	8,400	10
$ Per Common Share
Assuming Dilution	1.62	1.37	18

Special Items
$ Millions	0	0

Earnings Excluding Special Items
$ Millions	9,280	8,400	10
$ Per Common Share
Assuming Dilution	1.62	1.37	18

Capital and Exploration
Expenditures - $ Millions	4,275	4,824

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's first quarter net income was $9,280 million, up 10% from the first quarter of 2006.  Higher refining, marketing and chemical margins were partly offset by a decrease in crude oil and natural gas realizations.

In the first quarter, ExxonMobil continued to actively invest, bringing additional crude oil, finished products and natural gas to market.  Spending on capital and exploration projects totaled $4.3 billion in the first quarter.

The Corporation distributed a total of $8.8 billion to shareholders in the first quarter through dividends of $1.8 billion and share purchases to reduce shares outstanding of $7.0 billion, an increase of 26% versus the first quarter of 2006."

FIRST QUARTER HIGHLIGHTS

• Net income was $9,280 million, an increase of 10% or $880 million from the first quarter of 2006.

• Spending on capital and exploration projects was $4.3 billion.

• Excluding cumulative entitlement and divestment impacts, as well as OPEC quota effects, liquids production increased by 7%.

• Cash flow from operations and asset sales was approximately $14.8 billion, including asset sales of $0.5 billion.

• Earnings per share excluding special items were $1.62, an increase of 18%, reflecting strong earnings and the benefits of the share repurchase program.

• Share purchases of $7.0 billion reduced shares outstanding by 1.7%.

•

ExxonMobil signed contracts for the Fujian Refining and Ethylene Joint Venture Project and the Fujian Fuels Marketing Joint Venture Project.  The two joint ventures, with a total investment of about $5 billion, are the first fully integrated refining, petrochemicals and fuels marketing projects with foreign participation in China.

First Quarter 2007 vs. First Quarter 2006

Upstream earnings were $6,041 million, down $342 million from the first quarter of 2006 primarily reflecting lower realizations and decreased natural gas volumes driven by lower European demand.

On an oil-equivalent basis, production decreased by 3% from the first quarter of 2006.  Excluding the cumulative impact of entitlements and divestments, as well as OPEC quota effects, production was up almost 1%.

Liquids production of 2,747 kbd (thousands of barrels per day) was 49 kbd higher.  Increased production from projects in West Africa, Russia and the Middle East were partly offset by mature field decline and the cumulative impact of entitlements and divestments.  Excluding cumulative entitlement and divestment effects, as well as OPEC quota impacts, liquids production increased by 7%.

First quarter natural gas production was 10,131 mcfd (millions of cubic feet per day) compared with 11,175 mcfd last year.  The impact of mature field decline and the reduction of European demand by about 1,400 mcfd due to weather were partly offset by higher volumes from projects in Qatar.

Earnings from U.S. Upstream operations were $1,177 million, $103 million lower than the first quarter of 2006. Non-U.S. Upstream earnings were $4,864 million, down $239 million from 2006.

Downstream earnings were $1,912 million, up $641 million from the first quarter 2006, driven by higher refining and marketing margins and improved refinery throughput.  Petroleum product sales were 7,198 kbd, 21 kbd higher than last year's first quarter.

U.S. Downstream earnings were $839 million, up $160 million from the first quarter of 2006. Non-U.S. Downstream earnings of $1,073 million were $481 million higher.

Chemical earnings were $1,236 million, up $287 million from the first quarter of 2006 due to improved margins.  Prime product sales of 6,805 kt (thousands of metric tons) in the first quarter of 2007 were down 111 kt from the prior year.

Corporate and financing earnings were $91 million, up $294 million, mainly due to tax items.

During the first quarter of 2007, Exxon Mobil Corporation purchased 108 million shares of its common stock for the treasury at a gross cost of $8.0 billion.  These purchases included $7.0 billion to reduce the number of shares outstanding and the balance to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 5,729 million at the end of the fourth quarter to 5,633 million at the end of the first quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

 ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on April 26, 2007.  To listen to the event live or in archive, go to our website at "exxonmobil.com".

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans and related expenditures, resource recoveries, timing and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2006 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 32 and 33 in the 2006 Form 10-K and is also available through the Investor Information section of our website at "exxonmobil.com".

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2007
(millions of dollars, unless noted)
	First Quarter
	2007	2006
Earnings / Earnings Per Share

Total revenues and other income	87,223	88,980
Total costs and other deductions	71,159	73,521
Income before income taxes	16,064	15,459
Income taxes	6,784	7,059
Net income (U.S. GAAP)	9,280	8,400

Net income per common share (dollars)	1.64	1.38

Net income per common share
- assuming dilution (dollars)	1.62	1.37

Other Financial Data

Dividends on common stock
Total	1,825	1,957
Per common share (dollars)	0.32	0.32

Millions of common shares outstanding
At March 31	5,633	6,050
Average - assuming dilution	5,714	6,126

Shareholders' equity at March 31	114,110	112,463
Capital employed at March 31	124,266	122,286

Income taxes	6,784	7,059
Sales-based taxes	7,284	7,664
All other taxes	10,408	9,747
Total taxes	24,476	24,470

ExxonMobil's share of income taxes
of equity companies	573	521

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2007
(millions of dollars)
	First Quarter
	2007	2006
Net Income (U.S. GAAP)
Upstream
United States	1,177	1,280
Non-U.S.	4,864	5,103
Downstream
United States	839	679
Non-U.S.	1,073	592
Chemical
United States	346	329
Non-U.S.	890	620
Corporate and financing	91	(203)
Corporate total	9,280	8,400
Special Items
Upstream
United States	0	0
Non-U.S.	0	0
Downstream
United States	0	0
Non-U.S.	0	0
Chemical
United States	0	0
Non-U.S.	0	0
Corporate and financing	0	0
Corporate total	0	0
Earnings Excluding Special Items
Upstream
United States	1,177	1,280
Non-U.S.	4,864	5,103
Downstream
United States	839	679
Non-U.S.	1,073	592
Chemical
United States	346	329
Non-U.S.	890	620
Corporate and financing	91	(203)
Corporate total	9,280	8,400
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	14.3	14.6
Sales of subsidiaries, investments and property, plant and equipment	0.5	0.4
Cash flow from operations and asset sales	14.8	15.0

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2007

	First Quarter
	2007	2006
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	417	442
Canada	297	332
Europe	523	563
Africa	782	741
Asia Pacific/Middle East	508	467
Russia/Caspian	186	114
Other	34	39
Worldwide	2,747	2,698

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,529	1,690
Canada	774	882
Europe	4,611	5,970
Asia Pacific/Middle East	2,998	2,462
Russia/Caspian	116	82
Other	103	89
Worldwide	10,131	11,175

Oil-equivalent production (koebd)[1]	4,436	4,560

[1]Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2007

	First Quarter
	2007	2006
Refinery throughput (kbd)
United States	1,798	1,716
Canada	441	486
Europe	1,641	1,645
Asia Pacific	1,504	1,465
Other	321	236
Worldwide	5,705	5,548

Petroleum product sales (kbd)[1]
United States	2,774	2,651
Canada	449	484
Europe	1,812	1,797
Asia Pacific	1,428	1,527
Other	735	718
Worldwide	7,198	7,177

Gasolines, naphthas	2,858	2,735
Heating oils, kerosene, diesel	2,220	2,244
Aviation fuels	633	634
Heavy fuels	701	685
Specialty products	786	879
Worldwide	7,198	7,177

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,731	2,620
Non-U.S.	4,074	4,296
Worldwide	6,805	6,916
[1] Petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2007
(millions of dollars)

	First Quarter
	2007	2006
Capital and Exploration Expenditures
Upstream
United States	466	548
Non-U.S.	3,003	3,539
Total	3,469	4,087
Downstream
United States	212	162
Non-U.S.	319	419
Total	531	581
Chemical
United States	84	63
Non-U.S.	188	81
Total	272	144

Other	3	12

Worldwide	4,275	4,824

Exploration expenses charged to income
included above
Consolidated affiliates
United States	89	63
Non-U.S.	179	214
Equity companies - ExxonMobil share
United States	1	0
Non-U.S.	2	3
Worldwide	271	280

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74
Third Quarter	10,490	1.79
Fourth Quarter	10,250	1.77
Year	39,500	6.68

2007
First Quarter	9,280	1.64